Rule 424(b)(2)
Registration No. 333-179826

Pricing Supplement dated December 12, 2014
(To Prospectus dated March 1, 2012
and Prospectus Supplement dated March 2, 2012)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the
Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP: 89236TBZ7

Principal Amount (in Specified Currency): $30,000,000.  TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100.000%
Initial Trade Date: December 11, 2014
Original Issue Date: December 16, 2014
Stated Maturity Date: December 17, 2015

Initial Interest Rate: The initial interest rate will be based on one month LIBOR determined on December 12, 2014 plus the Floating Rate Spread.
Interest Payment Dates: On the 17th of each calendar month and on the Stated Maturity Date, beginning January 17, 2015 (long first coupon)

Net Proceeds to Issuer: $29,991,000
Agent:	Credit Agricole Securities (USA) Inc. (“Credit Agricole”)
Agent’s Discount or Commission: 0.030%
Agent’s Capacity:
    [  ] Agent
    [X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[  ] Inverse Floating Rate Note:
Fixed Interest Rate:
[  ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[  ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[  ] CD Rate
[  ] CMS Rate

[  ] CMT Rate
[  ] Commercial Paper Rate
[  ] Eleventh District Cost of Funds Rate
[  ] Federal Funds Rate
[  ] Federal Funds Open Rate
[X] LIBOR
[  ] Prime Rate
[  ] Treasury Rate
[  ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[  ] T7051
[  ] T7052

If LIBOR:
Designated LIBOR Page:  Reuters
Index Currency:  U.S. dollars

If CD Rate or LIBOR
Index Maturity:  1 month

Floating Rate Spread (+/-):  +0.070%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: December 16, 2014
Interest Reset Dates: Each Interest Payment Date
Interest Rate Reset Period: Monthly
Interest Rate Reset Cutoff Date: N/A
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
[  ] 30/360
[X] Actual/360
[  ] Actual/Actual

Business Day Convention
[  ] Following
[X] Modified Following, adjusted

Business Days: New York and London

Redemption:  Not Applicable

Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:  $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date:

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of an Appointment Agreement dated December 11, 2014 and the Appointment Agreement Confirmation dated December 11, 2014 (collectively, the “Credit Agricole Appointment Agreement”), between Toyota Motor Credit Corporation (“TMCC”) and Credit Agricole, Credit Agricole, acting as principal, has agreed to purchase and TMCC has agreed to sell to Credit Agricole $30,000,000 principal amount of the Notes (the “Notes”) at 99.970% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.030% of such principal amount. Under the terms and subject to the conditions set forth in the Credit Agricole Appointment Agreement, Credit Agricole is committed to take and pay for all of the Notes offered hereby, if any are taken.

United States Federal Income Taxation

As discussed in the Prospectus Supplement under “United States Federal Income Taxation—Recent Legislation,” legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  This legislation will apply to the Notes.  Under final Treasury regulations, withholding (if applicable) will apply to payments of interest.  We will not pay additional amounts with respect to any such withholding taxes.  You should consult your tax adviser regarding the potential consequences of FATCA with respect to your investment in the Notes.

For other U.S. federal income tax consequences of owning and disposing of the Notes, please see the section of the Prospectus Supplement titled “United States Federal Income Taxation.”  Any consequences resulting from the Medicare tax on investment income are not addressed in this discussion or the section of the Prospectus Supplement titled “United States Federal Income Taxation.”